FOR IMMEDIATE RELEASE

CONTACT: Vince Estrada, VISICU Senior Vice President and Chief Financial Officer (410)-843-4530, vestrada@visicu.com
VISICU Reports Second Quarter Results
Delivers Strong Revenue and Operating Income Growth
     Baltimore, Maryland – July 26, 2007 – VISICU, Inc. (Nasdaq: EICU), a healthcare information technology and clinical solutions company focused on transforming the delivery of care to the highest acuity patients in the hospital, today announced financial results for the second quarter of 2007. The company reported significantly higher revenue and operating income for the second quarter over the same quarter from the prior year:
-	Revenue for the second quarter was $9.1 million, a 20% increase over the same quarter last year.

-	Adjusted operating income for the second quarter increased to $2.5 million, resulting in a 27% adjusted operating margin, from adjusted operating income of $1.8 million and an adjusted operating margin of 24% for the same quarter last year. Adjusted operating income and adjusted operating margin exclude non-cash stock-based compensation expense included in the GAAP results.

-	GAAP operating income for the second quarter increased to $1.7 million, resulting in a 19% operating margin, from GAAP operating income of $1.1 million and operating margin of 15% for the same quarter last year. GAAP operating income includes non-cash stock-based compensation expense of $741,000 and $658,000 in the second quarter of 2007 and 2006, respectively.

-	Net income for the second quarter of 2007 increased to $2.1 million, or $0.06 per diluted share, from $1.2 million, or $0.04 per diluted share for the same quarter last year.

-	Total revenue backlog at the end of the second quarter was $63.8 million.
“We are pleased with our strong operating results and financial position, and we are focused on investing resources to execute on sales and marketing initiatives to accelerate market adoption,” said Frank Sample, Chairman and CEO of VISICU. “We have yet to reach the tipping point in the market and are in the midst of transitioning from early adopters to the early majority. This has lengthened our sales cycle and impacted year to date new account sales activity. Although our backlog has decreased, we are experiencing increased market interest for our solution and our sales pipeline is expanding. As a result, I am very optimistic about the mid to long term growth prospects for the business.”

Conference Call Information
A conference call and audio webcast will be held today, Thursday, July, 26, 2007 at 4:30 p.m. EST. Participants can access the call by dialing 719-457-2651 or access the audio webcast directly at http://investors.visicu.com/eventdetail.cfm?eventid=42218 or through the company’s website at www.VISICU.com. A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 p.m. (EDT) on Thursday, August 2, 2007. To access the replay, dial 719-457-0820 and enter the conference passcode number: 8623384. A replay will also be archived online on the company’s corporate website at www.VISICU.com.
About VISICU, Inc.
VISICU, Inc. is a healthcare information technology and clinical solutions company transforming the delivery of critical care through its eICU Program. The eICU Program restructures the practice of critical care by using remote monitoring technology to allow systems to centralize scarce critical care trained staff to improve coverage and to allow intervention to prevent or manage crises. For more information, visit www.VISICU.com. VISICU® and eICU® are registered trademarks of VISICU, Inc. All rights reserved. visicu-f
Safe Harbor Statement
This release contains forward-looking statements that are made pursuant to the provisions of Section 21E of the Securities and Exchange Act of 1934, as amended. These forward-looking statements involve a number of risks and uncertainties. Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements. It is important to note that the company’s performance, and actual results, financial condition or business could differ materially from those expressed in the forward-looking statements. The words “outlook”, “positions us”, “guidance”, “expects”, “estimates”, “intends”, “plans”, “projects”, “anticipates”, “believes” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: market acceptance of the company’s principal product offering and any new product releases, the performance and reliability of our products and services, the company’s ability to attract and retain new customers, renewal rates of the company’s existing customers, financial and budget constraints of hospitals, changes in the company’s or competitors’ pricing practices, quarterly operating results may vary, stock price may be volatile, changes in the healthcare industry, the introduction or availability of competing products or services and other competitive factors, changes in the government regulation of our products and services, and the possibility of unfavorable outcomes in regulatory and legal proceedings relating to VISICU’s patent that are pending currently or that could be initiated in the future. Additional discussion of these and other factors affecting the company’s business is contained in the company’s periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update forward-looking statements to reflect changed assumptions the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
Use of Non-GAAP Financial Measures

Adjusted operating income (loss) and adjusted operating margins as described in this release and in the attached financial statement tables are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP operating income (loss) and operating margins. Management believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core results and provides for consistency in financial reporting. Management provides these non-GAAP financial measures because it believes they provide greater transparency with respect to supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP measures are provided to enhance investor’s overall understanding of the company’s current financial performance and the company’s future prospects. For the reconciliation of adjusted operating income (loss) and operating margins to GAAP, please refer to the information included in the attached tables of this press release.

Visicu, Inc.
Condensed Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007

Revenues	$7,529	$9,054	$14,198	$17,794

Direct cost of revenues	1,438	1,717	2,841	3,363

Gross profit	6,091	7,337	11,357	14,431

Operating expenses	4,975	5,601	9,789	11,283

Income from operations	1,116	1,736	1,568	3,148

Interest income	1,185	1,667	1,325	3,299
Interest expense	(2)	(1)	(4)	(7)

Income before income taxes	2,299	3,402	2,889	6,440

Income tax expense	1,056	1,271	1,332	2,336

Net income	$1,243	$2,131	$1,557	$4,104

Net income per share:
Basic	$0.04	$0.07	$0.09	$0.13
Diluted	$0.04	$0.06	$0.05	$0.12

Weighted-average shares outstanding used in computing per share amounts:
Basic	29,080	32,516	17,305	32,502
Diluted	33,844	34,391	30,799	34,541

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2006	2007

Income from operations	$1,116	$1,736

Non-cash stock-based compensation	658	741

Adjusted income from operations	$1,774	$2,477

Visicu, Inc.
Reconciliation Between GAAP and Adjusted Operating Income
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2007

Income from operations	$1,568	$3,148

Non-cash stock-based compensation	1,229	1,426

Adjusted income from operations	$2,797	$4,574

Visicu, Inc.
Condensed Balance Sheets
(In thousands)

	December 31,	June 30,
	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,188	$102,873
Marketable securities	46,047	26,900
Accounts receivable	11,465	5,789
Prepaid expenses and other current assets	1,686	1,182
Deferred tax assets	7,915	6,644

Total current assets	141,301	143,388
Property and equipment, net	1,631	1,561
Deferred contract costs	4,477	4,406
Marketable securities	2,960	—
Deferred tax assets	6,140	6,073
Other assets	503	438

Total assets	$157,012	$155,866

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,244	$849
Accrued compensation and related costs	1,581	1,374
Deferred revenue	30,290	26,616
Other current liabilities	27	27

Total current liabilities	33,142	28,866
Other long-term liabilities	468	369
Deferred revenue	19,074	14,944

Total liabilities	52,684	44,179
Stockholders’ equity	104,328	111,687

Total liabilities and stockholders’ equity	$157,012	$155,866

Visicu, Inc.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2007

Net income	$1,557	$4,104
Adjustments to reconcile net income to net cash provided by operating activities	2,336	1,879
Changes in operating assets and liabilities	1,495	(864)

Net cash provided by operating activities	5,388	5,119

Purchases of property and equipment	(245)	(354)
Maturities (purchases) of marketable securities	(19,014)	22,107
Other investing activity changes	(7)	(179)

Net cash provided by (used in) investing activities	(19,266)	21,574

Proceeds from issuance of common stock, net of costs	100,720	—
Exercise of options to purchase common stock	792	551
Excess tax benefit from stock-based compensation	113	1,453
Other financing activity changes	(12)	(12)

Net cash provided by financing activities	101,613	1,992

Net increase in cash and cash equivalents	87,735	28,685
Cash and cash equivalents at beginning of period	11,379	74,188

Cash and cash equivalents at end of period	$99,114	$102,873

Contact Information: VISICU, Inc. Vincent E. Estrada, SVP and Chief Financial Officer (410) 843-4530, vestrada@visicu.com